Exhibit 23.1

Consent of Independent Registered Public Account Firm

We have issued our reports dated March 14, 2008, accompanying the consolidated financial statements and schedule and management’s assessment of the effectiveness of internal control over financial reporting included in the Annual Report of Resource Capital Corp. and subsidiaries on Form 10-K for the year ended December 31, 2007. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Resource Capital Corp. on Forms S-3 (File No. 333-146626, effective on October 12, 2007 and File No. 333-144519, effective on July 12, 2007).

/s/ Grant Thornton LLP

Philadelphia, Pennsylvania
March 14, 2008